'CUSIP NO. 92906L105               Schedule 13G/A                   Page 1 of 13



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO.    1       )(1)

                                  Voxware Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    92906L105
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [x] Rule 13d-1(c)
        [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 13 Pages)


----------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92906L105               Schedule 13G                      Page 2 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER

        REPORTING                     0
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 3 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER
                                      0
        REPORTING
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 4 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Adtel Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER
                                      0
        REPORTING
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 5 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Adwest Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER
                                      0
        REPORTING
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 6 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Crown Fund C.V.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER
                                      0
        REPORTING
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 7 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Israel Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER
                                      0
        REPORTING
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 8 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Israel (Bermuda) Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER
                                      0
        REPORTING
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                      Page 9 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER

        REPORTING                     0
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                     Page 10 of 13



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES                       0
                               -------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER

        OWNED BY                      0
                               -------------------------------------------------
          EACH                 7      SOLE DISPOSITIVE POWER

        REPORTING                     0
                               -------------------------------------------------
         PERSON                8      SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92906L105               Schedule 13G                     Page 11 of 13



Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Voxware Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is Lawrenceville Office Park, P.O. Box 5363 Princeton, New Jersey 08543.

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:


                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Adtel Limited Partnership, a Delaware limited partnership;

                  (4) Adwest Limited Partnership, a Delaware limited partnership;

                  (5) Advent Crown Fund C.V., a Netherlands limited partnership;

                  (6) Advent Israel Limited Partnership, a Delaware limited partnership;

                  (7) Advent Israel (Bermuda) Limited Partnership, a Bermuda limited partnership;

                  (8) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

                  (9) Advent Partners Limited Partnership, a Delaware Limited Partnership

         The entities listed in subparagraph (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 92906L105.

CUSIP NO. 92906L105               Schedule 13G                     Page 12 of 13



Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


Item 4. Ownership.

         (a) The Reporting Persons own 0% of the common stock of the issuer as of December 31, 2000.

Item 5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8. Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9. Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 92906L105               Schedule 13G                     Page 13 of 13



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2001

Adtel Limited Partnership
Adwest Limited Partnership
Advent Crown Fund C.V.
Advent Israel Limited Partnership
Advent Israel (Bermuda) Limited Partnership
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By: Janet L. Hennessy, Vice President*


Advent International Investors II Limited Partnership
Advent Partners Limited Partnership
By:  Advent International Corporation,
     General Partner
By: Janet L. Hennessy, Vice President*

Advent International Limited Partnership
By:  Advent International Corporation,
     General Partner
By: Janet L. Hennessy, Vice President*


Advent International Corporation
By: Janet L. Hennessy, Vice President*

* For all of the above:


--------------------------------------
By: Janet L. Hennessy, Vice President